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Exhibit 5.1

October 7, 2016

Sanchez Production Partners LP
1000 Main Street, Suite 3000
Houston, Texas 77002

Ladies and Gentlemen:

        We have acted as special counsel to Sanchez Production Partners LP, a Delaware limited partnership (the "Issuer"), in connection with the proposed issuance by the Issuer of up to 8,823,529 common units representing limited partner interests in the Issuer (the "Common Units"), pursuant to a registration statement on Form S-1 (File No. 333-213219) (the "Registration Statement"), filed with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), on October 7, 2016, as amended.

        This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

        In arriving at the opinions expressed below, we have examined (i) the Certificate of Limited Partnership of the Issuer (the "Formation Certificate"), (ii) the Second Amended and Restated Agreement of Limited Partnership of the Issuer (the "Partnership Agreement" and collectively with the Formation Certificate, the "Issuer Organizational Documents"), (iii) a form of underwriting agreement to be entered into by the Partnership and the underwriter, (iv) the Registration Statement, (v) certain resolutions of Sanchez Production Partners GP LLC, a Delaware limited liability company and the general partner of the Issuer (the "General Partner"), and (vi) originals or copies certified or otherwise identified to our satisfaction of such other instruments and other certificates of public officials, officers and representatives of the Issuer and such other persons as we have deemed appropriate as a basis for the opinions expressed below.

        In rendering the opinions expressed below, we have assumed and have not verified (i) the genuineness of the signatures on all documents that we have examined, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents supplied to us as originals and (iv) the conformity to the authentic originals of all documents supplied to us as certified, photostatic or faxed copies. In conducting our examination of documents, we have assumed the power, corporate or other, of all parties thereto other than the Issuer to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the due execution and delivery by such parties of such documents and that, except as set forth in the numbered opining paragraphs below, to the extent such documents purport to constitute agreements, such documents constitute valid and binding obligations of such parties. We have also assumed that all Common Units will be issued and sold in the manner described in the Registration Statement.

        Based upon and subject to the foregoing, and subject also to the limitations and other assumptions and qualifications set forth below, we are of the opinion that:

        1.     The issuance of the Common Units by the Issuer as contemplated by the Registration Statement has been duly authorized by the General Partner.

        2.     When the Common Units have been issued and delivered against payment therefor as described in the Registration Statement, the Common Units will be validly issued, fully paid (to the extent required under the Partnership Agreement) and non-assessable, except as such non-assessability may be affected by the following: (a) if a court were to determine that the right or exercise of the right provided under the Partnership Agreement by the holders of Common Units (the "Limited Partners") of the Issuer as a group (i) to remove or replace the general partner of the Issuer, (ii) to approve certain amendments to the Partnership Agreement or (iii) to take certain other actions under the Partnership Agreement pursuant to which a Limited Partner "participates in the control" of the Issuer's business for purposes of Section 17-303 of the Delaware Revised Uniform Limited Partnership Act, as amended (the "Delaware LP Act"), then such Limited Partner could be held personally liable for the Issuer's obligations under the laws of Delaware, to the same extent as the general partner of the Issuer with respect to persons who transact business with the Issuer and reasonably believe that such Limited Partner is a general partner and (b) Sections 17-303, 17-607 and 17-804 of the Delaware LP Act.

        We express no opinion other than as to the federal laws of the United States of America and the Delaware LP Act (which is deemed to include the applicable provisions of the Delaware Constitution and reported judicial opinions interpreting those laws). We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the prospectus included in the Registration Statement. In giving these consents, we do not admit that we are "experts" under the Securities Act, or the rules and regulations of the SEC issued thereunder.

                      Very truly yours,

                      /s/ Andrews Kurth Kenyon LLP

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  Exhibit 5.1